Exhibit 99.1

Navistar International Corporation	P : 331-332-5000	W : navistar.com
2701 Navistar Dr.
Lisle, IL 60532 USA

Media Contact:	Steve Schrier, 331-332-2264
Investor Contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS FOURTH QUARTER RESULTS

•	Navistar reports net loss of $154 million on revenues of $2.8 billion

•	Operational performance in targeted range

•	Meets manufacturing cash guidance for fifth consecutive quarter

•	Finishes year with $330 million in structural cost savings

•	End-of-year order backlog up 26 percent versus fiscal year-end 2012

•	Company unveils new reporting segments

LISLE, Ill. (December 20, 2013) – Navistar International Corporation (NYSE: NAV) today announced a fourth quarter 2013 net loss of $154 million, or $1.91 per diluted share, compared to a fourth quarter 2012 net loss of $2.8 billion, or $40.13 per diluted share.

Current quarter results include an income tax benefit of $220 million related to an intra-period tax allocation, a non-cash charge of $77 million related to a goodwill impairment in its North American operations and $152 million in additional pre-existing warranty reserves. Fourth quarter 2012 results included increased non-cash tax expense of $2 billion for the increase in deferred tax valuation allowance on U.S. deferred tax assets and $149 million in additional pre-existing warranty reserves.

Revenues in the quarter were $2.8 billion, down from $3.2 billion in the fourth quarter of 2012. The decrease reflects lower sales across all business segments, primarily due to weaker industry conditions and lower market share during the company’s emissions strategy transition. The company reduced its structural costs by $94 million in the quarter compared to fourth quarter 2012, and finished the full year with reduced structural costs of $330 million versus 2012.

Navistar achieved its fourth quarter cash guidance, finishing the quarter with approximately $1.52 billion in manufacturing cash and marketable securities, which included net proceeds of $196 million from the issuance of new senior subordinated convertible notes and an intercompany loan of $270 million in the quarter. Excluding these transactions, manufacturing cash would have been $1.06 billion, in line with its guidance of $1.0 billion to $1.1 billion.

“Operationally, we hit our plan this quarter, and we ended the year with an order backlog that is up 26 percent compared to this time last year. Those are just two examples of the continued progress we are making on our Drive to Deliver turnaround plan,” said Troy A. Clarke, Navistar’s president and chief executive officer. “During the quarter, we strengthened our cash position, continued to reduce structural costs, completed our on-highway Class 8 transition to SCR emissions technology, and progressed with our medium-duty product transition launches, resulting in 500 medium duty SCR trucks and buses built this month, as planned.

“Clearly, we are disappointed that our previous engine strategy continues to negatively impact us in the form of additional warranty expense, but we will continue to stand behind our products and manage this issue as these engines work their way through the standard and extended warranty cycles,” Clarke said. “We’re not letting it overshadow the strong progress we’ve made to fundamentally change Navistar’s operations and culture in 2013. We still have a lot of hard work ahead of us, but we are pleased to be entering 2014 in a much stronger position than we were one year ago.”

The net loss for fiscal year 2013 was $898 million, or $11.17 per diluted share, versus a net loss of $3 billion, or $43.56 per diluted share, for fiscal year 2012.

Summary Financial Results:

In connection with Navistar’s renewed focus on its primary markets, the company has changed its reporting segments in the fourth quarter. In addition to the Financial Services segment, new segment reporting will now be as follows:

•	North America Truck – primarily consists of core products of Class 4 through 8 trucks, buses and military vehicles along with engine production for the North America markets, including sales in the U.S., Canada and Mexico.

•	North America Parts – primarily consists of proprietary products needed to support International® brand commercial and military trucks, IC Bus brand buses and MaxxForce engine lines. North America Parts also provides other standard truck, trailer and engine aftermarket parts. The segment also includes operating results of Blue Diamond Parts.

•	Global Operations – primarily consists of MWM engine and truck operations in Brazil and export truck and parts businesses outside of the core North America markets.

Summary of Financial Results:

	Quarters Ended October 31,		Years Ended October 31,
(in millions, except per share data)	2013	2012	2013	2012
Sales and revenues, net	$2,751	$3,179	$10,775	$12,695
Segment Results:
North America Truck	$(355)	$(396)	$(902)	$(736)
North America Parts	147	103	476	343
Global Operations	(6)	(73)	(6)	(168)
Financial Services	17	16	81	91
Loss from continuing operations before income taxes	$(357)	$(557)	$(974)	$(1,111)
Income (loss) from continuing operations, net of tax(A)	(153)	(2,737)	(857)	(2,939)
Net loss(A)	(154)	(2,769)	(898)	(3,010)
Diluted loss per share from continuing operations(A)	$(1.90)	$(39.67)	$(10.66)	$(42.53)
Diluted loss per share(A)	(1.91)	(40.13)	(11.17)	(43.56)

(A)	Amounts attributable to Navistar International Corporation.

North America Truck — For the fourth quarter 2013, the North America truck segment recorded a loss of $355 million, compared with a year-ago fourth quarter loss of $396 million. The year-over-year improvement was primarily driven by structural and functional cost reductions, partially offset by the non-cash charge of $77 million in goodwill impairments.

For the fiscal year 2013, the North America truck segment recorded a loss of $902 million, compared with a fiscal year 2012 loss of $736 million. In addition to the impairments impact, the year-over-year decline was also driven by lower volumes, due in large part to the company’s engine emissions strategy transition, and decreased military sales. Fiscal year 2013 results included charges for adjustments to pre-existing warranties of $404 million versus $400 million in fiscal year 2012.

North America Parts — For the fourth quarter 2013, the North America parts segment recorded a profit of $147 million, compared with a year-ago fourth quarter profit of $103 million, driven primarily by strong margins and structural cost reductions.

These same factors were the primary drivers of the segment’s 31-percent improvement in full-year performance, as the North America parts segment posted a profit of $476 million in fiscal year 2013, compared to the prior year profit of $343 million.

Global Operations — For the fourth quarter 2013, global operations recorded a loss of $6 million, compared with a year-ago fourth quarter loss of $73 million. The year-over-year improvement included the impact of increased margins, primarily related to the company’s South American engine business as well as benefits realized from prior year structural cost reduction actions.

For the fiscal year 2013, global operations posted a loss of $6 million, compared to a fiscal year 2012 loss of $168 million, driven by these same operational improvements, as well as the impact of the company’s divestiture of its India joint venture earlier in 2013 as part of its ROIC actions.

Financial Services — For the fourth quarter 2013, the financial services segment recorded a profit of $17 million, up slightly from fourth quarter 2012 profit of $16 million, primarily driven by reductions in operating expenses that more than offset lower net interest margin from lower average assets.

For the fiscal year 2013, the financial services segment recorded a profit of $81 million, compared to a year-ago profit of $91 million. The decrease was primarily driven by the lower net financial margin due to the decline in the average finance receivables balances, partially offset by lower U.S. employee-related expenses that resulted from our 2012 cost-reduction initiatives.

2014 Outlook

Navistar is forecasting a Class 8 industry of 220,000 to 230,000 retail sales in the U.S. and Canada for its fiscal year 2014. It expects to generate an additional $175 million in structural cost savings in fiscal year 2014, and projects its capital expenditures will be similar to 2013 spending. The company expects to end first quarter 2014 with manufacturing cash and marketable securities between $1 billion and $1.1 billion.

“Traditionally, our first quarter represents the low period of the year as volumes are lower due to the Thanksgiving and winter break downtimes, which is compounded this year by significantly lower military sales and the late-in-the-quarter ramp up of our Cummins ISB engine offering in our medium-duty trucks and buses,” Clarke said. “However, we anticipate stronger year-over-year performance starting in the second quarter, driven by higher volumes in truck, parts and our global operations and slightly improved pricing, coupled with ongoing structural and material cost improvements.”

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2013. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

	Quarters Ended October 31,		Years Ended October 31,
(in millions, except per share data)	2013	2012	2013	2012
Sales and revenues
Sales of manufactured products, net	$2,712	$3,140	$10,617	$12,527
Finance revenues	39	39	158	168

Sales and revenues, net	2,751	3,179	10,775	12,695

Costs and expenses
Costs of products sold	2,565	3,051	9,761	11,401
Restructuring charges	11	84	25	107
Asset impairment charges	80	6	97	16
Selling, general and administrative expenses	310	370	1,215	1,419
Engineering and product development costs	96	130	406	532
Interest expense	81	77	321	259
Other expense (income), net	(30)	10	(65)	43

Total costs and expenses	3,113	3,728	11,760	13,777
Equity in income (loss) of non-consolidated affiliates	5	(8)	11	(29)

Loss from continuing operations before income taxes	(357)	(557)	(974)	(1,111)
Income tax benefit (expense)	224	(2,167)	171	(1,780)

Loss from continuing operations	(133)	(2,724)	(803)	(2,891)
Loss from discontinued operations, net of tax	(1)	(32)	(41)	(71)

Net loss	(134)	(2,756)	(844)	(2,962)
Less: Net income attributable to non-controlling interests	20	13	54	48

Net loss attributable to Navistar International Corporation	$(154)	$(2,769)	$(898)	$(3,010)

Amounts attributable to Navistar International Corporation common shareholders:
Loss from continuing operations, net of tax	$(153)	$(2,737)	$(857)	$(2,939)
Loss from discontinued operations, net of tax	(1)	(32)	(41)	(71)

Net loss	$(154)	$(2,769)	$(898)	$(3,010)

Loss per share:
Basic:
Continuing operations	$(1.90)	$(39.67)	$(10.66)	$(42.53)
Discontinued operations	(0.01)	(0.46)	(0.51)	(1.03)

	$(1.91)	$(40.13)	$(11.17)	$(43.56)

Diluted:
Continuing operations	$(1.90)	$(39.67)	$(10.66)	$(42.53)
Discontinued operations	(0.01)	(0.46)	(0.51)	(1.03)

	$(1.91)	$(40.13)	$(11.17)	$(43.56)

Weighted average shares outstanding:
Basic	80.6	69.0	80.4	69.1
Diluted	80.6	69.0	80.4	69.1

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	October 31,
(in millions, except per share data)	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$755	$1,087
Marketable securities	830	466
Trade and other receivables, net	737	749
Finance receivables, net	1,597	1,663
Inventories	1,210	1,537
Deferred taxes, net	72	74
Other current assets	258	261

Total current assets	5,459	5,837
Restricted cash	91	161
Trade and other receivables, net	29	94
Finance receivables, net	338	486
Investments in non-consolidated affiliates	77	62
Property and equipment, net	1,741	1,660
Goodwill	184	280
Intangible assets, net	138	171
Deferred taxes, net	159	189
Other noncurrent assets	99	162

Total assets	$8,315	$9,102

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,163	$1,205
Accounts payable	1,502	1,686
Other current liabilities	1,596	1,462

Total current liabilities	4,261	4,353
Long-term debt	3,922	3,566
Postretirement benefits liabilities	2,564	3,405
Deferred taxes, net	33	42
Other noncurrent liabilities	1,136	996

Total liabilities	11,916	12,362
Redeemable equity securities	4	5
Stockholders’ deficit
Series D convertible junior preference stock	3	3
Common stock (86.8 and 86.0 shares issued, respectively; and $0.10 par value per share and 220 shares authorized, at both dates)	9	9
Additional paid in capital	2,477	2,440
Accumulated deficit	(4,063)	(3,165)
Accumulated other comprehensive loss	(1,824)	(2,325)
Common stock held in treasury, at cost (6.3 and 6.8 shares, respectively)	(251)	(272)

Total stockholders’ deficit attributable to Navistar International Corporation	(3,649)	(3,310)
Stockholders’ equity attributable to non-controlling interests	44	45

Total stockholders’ deficit	(3,605)	(3,265)

Total liabilities and stockholders’ deficit	$8,315	$9,102

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Years Ended October 31,
(in millions)	2013	2012
Cash flows from operating activities
Net income (loss)	$(844)	$(2,962)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	282	277
Depreciation of equipment leased to others	135	46
Deferred taxes, including change in valuation allowance	(226)	1,778
Asset impairment charges	105	44
Gain on sales of investments and businesses, net	(29)	—
Amortization of debt issuance costs and discount	57	46
Stock-based compensation	24	19
Provision for doubtful accounts, net of recoveries	20	14
Equity in loss of non-consolidated affiliates, net of dividends	2	36
Write-off of debt issuance cost and discount	6	13
Other non-cash operating activities	(70)	7
Changes in other assets and liabilities, exclusive of the effects of businesses acquired and disposed:
Trade and other receivables	68	454
Finance receivables	187	741
Inventories	264	76
Accounts payable	(121)	(399)
Other assets and liabilities	240	420

Net cash provided by operating activities	100	610

Cash flows from investing activities
Purchases of marketable securities	(1,779)	(1,209)
Sales or maturities of marketable securities	1,415	1,461
Net change in restricted cash and cash equivalents	70	165
Capital expenditures	(167)	(309)
Purchases of equipment leased to others	(432)	(61)
Proceeds from sales of property and equipment	25	18
Investments in non-consolidated affiliates	(24)	(42)
Business acquisitions, net of cash received	—	(12)
Proceeds from sales of affiliates	82	1
Acquisition of intangibles	—	(14)

Net cash used in investing activities	(810)	(2)

Cash flows from financing activities
Proceeds from issuance of securitized debt	529	1,313
Principal payments on securitized debt	(773)	(1,976)
Proceeds from issuance of non-securitized debt	641	1,517
Principal payments on non-securitized debt	(475)	(616)
Net increase (decrease) in notes and debt outstanding under revolving credit facilities	274	(269)
Principal payments under financing arrangements and capital lease obligations	(60)	(35)
Debt issuance costs	(20)	(57)
Proceeds from financed lease obligations	294	—
Issuance of common stock	14	192
Purchase of treasury stock	—	(75)
Proceeds from exercise of stock options	12	2
Dividends paid by subsidiaries to non-controlling interest	(47)	(56)
Other financing activities	4	(3)

Net cash provided by (used in) financing activities	393	(63)

Effect of exchange rate changes on cash and cash equivalents	(15)	3

Increase (decrease) in cash and cash equivalents	(332)	548
Cash and cash equivalents at beginning of the year	1,087	539

Cash and cash equivalents at end of the year	$755	$1,087

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation excluding income tax benefit (expense). Operating results for interim reporting periods are not necessarily indicative of annual operating results.

In the fourth quarter of 2013 as a result of certain changes to our organizational and reporting structures, we determined our reporting segments consist of: North America Truck, North America Parts, Global Operations (collectively called “Manufacturing operations”), and Financial Services, which consists of Navistar Financial Corporation and our foreign finance operations (collectively called “Financial Services operations”).

Beginning in the first quarter of 2013, the Company began reporting the operating results of WCC and certain operating results of Monaco as discontinued operations in the Company’s Consolidated statements of operations. The selected financial information has been restated to reflect this change, as well as the change in our reporting segments.

The following tables present selected financial information for our reporting segments:

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Quarter Ended October 31, 2013
External sales and revenues, net	$1,618	$685	$409	$39	$—	$2,751
Intersegment sales and revenues	104	12	18	16	(150)	—

Total sales and revenues, net	$1,722	$697	$427	$55	$(150)	$2,751

Income (loss) from continuing operations attributable to NIC, net of tax	$(355)	$147	$(6)	$17	$44	$(153)
Income tax expense	—	—	—	—	224	224

Segment profit (loss)	$(355)	$147	$(6)	$17	$(180)	$(377)

Depreciation and amortization	$61	$4	$5	$11	$6	$87
Interest expense	—	—	—	18	63	81
Equity in income (loss) of non-consolidated affiliates	3	2	—	—	—	5
Capital expenditures(B)	29	—	(2)	1	3	31

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Quarter Ended October 31, 2012
External sales and revenues, net	$1,922	$714	$504	$39	$—	$3,179
Intersegment sales and revenues	126	30	19	21	(196)	—

Total sales and revenues, net	$2,048	$744	$523	$60	$(196)	$3,179

Income (loss) from continuing operations attributable to NIC, net of tax	$(396)	$103	$(73)	$16	$(2,387)	$(2,737)
Income tax expense	—	—	—	—	(2,167)	(2,167)

Segment profit (loss)	$(396)	$103	$(73)	$16	$(220)	$(570)

Depreciation and amortization	$48	$4	$10	$8	$7	$77
Interest expense	—	—	—	21	56	77
Equity in income (loss) of non-consolidated affiliates	(7)	2	(3)	—	—	(8)
Capital expenditures(B)	46	3	8	1	1	59

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2013
External sales and revenues, net	$6,312	$2,558	$1,747	$158	$—	$10,775
Intersegment sales and revenues	486	57	78	75	(696)	—

Total sales and revenues, net	$6,798	$2,615	$1,825	$233	$(696)	$10,775

Income (loss) from continuing operations attributable to NIC, net of tax	$(902)	$476	$(6)	$81	$(506)	$(857)
Income tax expense	—	—	—	—	171	171

Segment profit (loss)	$(902)	$476	$(6)	$81	$(677)	$(1,028)

Depreciation and amortization	$305	$17	$32	$40	$23	$417
Interest expense	—	—	—	70	251	321
Equity in income (loss) of non-consolidated affiliates	10	6	(5)	—	—	11
Capital expenditures(B)	142	2	9	2	12	167

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2012
External sales and revenues, net	$7,946	$2,497	$2,084	$168	$—	$12,695
Intersegment sales and revenues	442	124	126	91	(783)	—

Total sales and revenues, net	$8,388	$2,621	$2,210	$259	$(783)	$12,695

Income (loss) from continuing operations attributable to NIC, net of tax	$(736)	$343	$(168)	$91	$(2,469)	$(2,939)
Income tax expense	—	—	—	—	(1,780)	(1,780)

Segment profit (loss)	$(736)	$343	$(168)	$91	$(689)	$(1,159)

Depreciation and amortization	$216	$16	$36	$33	$22	$323
Interest expense	—	—	—	88	171	259
Equity in income (loss) of non-consolidated affiliates	(1)	5	(33)	—	—	(29)
Capital expenditures(B)	173	21	50	3	62	309

(in millions)	North America Truck(C)	North America Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
October 31, 2013	$2,250	$716	$1,162	$2,355	$1,832	$8,315
October 31, 2012	2,481	782	1,333	2,563	1,943	9,102

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $41 million and $86 million for quarters ended October 31, 2013 and 2012, respectively, and $181 million and $254 million for the years ended October 31, 2013 and 2012, respectively.
(B)	Exclusive of purchases of equipment leased to others.
(C)	The segment assets as of October 31, 2012 includes amounts related to discontinued operations.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature.

Structural costs include Selling, general, and administrative expenses and Engineering and product development costs.

Manufacturing segment cash and cash equivalents and marketable securities reconciliation:

	As of October 31, 2013
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$727	$28	$755
Marketable securities	796	34	830

Total Cash and cash equivalents and Marketable securities	$1,523	$62	$1,585

Adjusted Manufacturing segment cash and cash equivalents and marketable securities reconciliation:

(in millions)	As of October 31, 2013
Total Manufacturing segment Cash and cash equivalents and Marketable securities (reconciled above)	$1,523
Less:
Intercompany loan from the Financial Services operations	270
Net proceeds from the issuance of the 2018 Convertible Notes	196

Adjusted Manufacturing segment Cash and cash equivalents and Marketable securities	$1,057